Exhibit 99.1

NEWS RELEASE

INNOVEX, INC.
CONTACT:
5540 Pioneer Creek Drive
Tom Paulson, CFO
Maple Plain, MN 55359-9003
Doug Keller, VP - Finance
Phone: 763-479-5300
Facsimile: 763-479-5395
Internet: http://www.innovexinc.com

Innovex Announces Third Quarter Results

Revenue of $39.9 million increased 8 percent over the prior quarter

July 8, 2003—Maple Plain, MN—Innovex, Inc. (Nasdaq: INVX) today reported revenue of $39.9 million for the fiscal 2003 third quarter ending June 30, 2003, an 8% increase from the $37.1 million reported in the second quarter of fiscal 2003 and a 26% increase from the $31.8 million reported for the prior year third quarter.  The company’s pretax loss was $562,000 in the third quarter of fiscal 2003 as compared to a pretax loss of $2.6 million in the second quarter of fiscal 2003 and a loss of $2.5 million in the prior year third quarter.  The company’s net loss was $55,000 or $0.00 per share in the third quarter of fiscal 2003.  This compares to a net loss of $1.4 million or $0.09 per share in the second quarter of fiscal 2003 and a net loss of $1.3 million or $0.08 per share in the prior year third quarter.

 “We are pleased to achieve significant quarter over quarter growth for the third consecutive quarter,” commented William P. Murnane, Innovex’s President and Chief Executive Officer.  “We continued to benefit from the disk drive industry’s transition to the 80 GB per platter technology platform during the quarter.  Our Liquid Crystal Display (LCD) flex product, used in mobile phone applications, also showed strong growth, increasing to over 6% of our net sales for the quarter.  We believe that continued growth in existing product lines along with new product qualifications in existing and new markets should also produce revenue growth in the next fiscal quarter,” stated Murnane.

Revenue from the disk drive industry generated 77% of the Company’s net sales for the quarter, integrated circuit packaging application revenue was 6%, display application revenue was 6%, consumer application revenue was 5%, network system application revenue was 5% and revenue from other industry applications was 1%.

The gross margin for the fiscal 2003 third quarter was 15% as compared to 11% for both the fiscal 2003 second quarter and the fiscal 2002 third quarter.  The improved margin as compared to the second quarter was the result of higher net sales increasing the company’s fixed cost leverage and a reduction in the cost of components used to produce the Flex Suspension Assembly (FSA) product.  As compared to the prior year third quarter, the fiscal 2003 gross margin benefited from improved fixed cost leverage primarily due to increased net sales.

“Our margins have been improving as a result of our increasing revenue and we expect margins to continue to improve and we anticipate reporting positive net income next quarter,” stated Tom Paulson, Innovex’s Chief Financial Officer. “We expect the improvement will come through sequential revenue growth next quarter and we should also start to see the positive impact of our Six Sigma initiative.”  Six Sigma is a highly disciplined quality management and process optimization methodology that relies on the rigorous use of statistical techniques to assess process variability and defects.

Operating expenses decreased in the fiscal 2003 third quarter as compared to the fiscal 2003 second quarter and increased as compared to the fiscal 2002 third quarter.  The decrease in fiscal 2003 third quarter spending as compared to the second quarter was primarily due to lower consulting and training costs related to implementation of the company-wide Six Sigma program, lower professional fees and a reduction in customer service costs from the higher level required to support second quarter new product introductions.  The increase in operating costs, as compared to the prior year third quarter, was due to Six Sigma consulting and training costs, increased royalties paid related to higher FSA revenue and increased new product development spending, partially offset by lower depreciation expense for the quarter.

Cash flow from operations was $1.0 million in the fiscal 2003 third quarter, benefiting from non-cash charges for depreciation and deferred tax benefits more than offsetting the net loss for the quarter.

Innovex will conduct a conference call and web cast for investors beginning at 10:00 a.m. Central Daylight Time (CDT) on Wednesday, July 9, 2003. During the conference call, Mr. Murnane and senior managers will discuss product acceptance, historical results and  future outlook.

To listen to the live conference call, dial 785-832-2041 and ask for conference ID “Innovex.”  The live web cast will be available at www.innovexinc.com/investor.shtml.  A replay of the call will be available 12:00 p.m. CDT on Wednesday, July 9 through 11:00 a.m. CDT on Friday, July 11. To access the replay, dial (402) 220-2328 and ask for conference ID “Innovex.”  The web cast version of the conference call will be archived for twelve months at www.innovexinc.com/investor.shtml.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions.  Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices.   Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

INNOVEX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share data)

	Three Months Ended
	June 30, 2003	June 30, 2002

Net sales	$39,943	$31,824
Costs and expenses:
Cost of sales	34,066	28,267
Selling, general and administrative	4,249	4,263
Engineering	1,623	1,417
Net interest (income) expense	546	531
Net other (income) expense	21	(135)
Income (loss) before income taxes	(562)	(2,519)
Provision for income taxes	(507)	(1,241)
Net income (loss)	$(55)	$(1,278)

Net income (loss) per share:
Basic	$(0.00)	$(0.08)
Diluted	$(0.00)	$(0.08)

Weighted average shares outstanding:
Basic shares	15,180	15,108
Diluted shares	15,180	15,108

	Nine Months Ended
	June 30, 2003	June 30, 2002

Net sales	$111,524	$104,638
Costs and expenses:
Cost of sales	97,919	90,283
Selling, general and administrative	13,614	12,475
Engineering	4,801	4,039
Restructuring charges	750	950
Net interest (income) expense	1,668	2,049
Net other (income) expense	23	(347)
Income (loss) before income taxes	(7,251)	(4,811)
Provision for income taxes	(3,533)	(3,579)

Net income (loss)	$(3,718)	$(1,232)

Net income (loss) per share:
Basic	$(0.25)	$(0.08)
Diluted	$(0.25)	$(0.08)

Weighted average shares outstanding:
Basic shares	15,170	15,071
Diluted shares	15,170	15,071

INNOVEX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2003	September 30, 2002
Assets
Cash and short-term investments	$3,808	$2,364

Accounts receivable, net	20,189	16,773

Inventory	8,477	9,286

Other current assets	7,894	6,259

Total current assets	40,368	34,682

Property, plant and equipment, net	68,041	73,692

Goodwill	3,001	3,001

Deferred income taxes and other assets long term	5,079	3,553
Total assets	$116,489	$114,928

Liabilities and Stockholders’ Equity

Current liabilities	$44,792	$35,135

Long-term debt	10,633	15,372

Stockholders’ equity	61,064	64,421
Total liabilities and stockholders’ equity	$116,489	$114,928

INNOVEX, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Nine Months Ended June 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,718)	$(1,232)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,855	10,174
Restructuring charges	750	950
Other non-cash items	(4,136)	(88)
Changes in operating assets and liabilities:
Accounts receivable	(3,416)	977
Inventories	808	3,890
Other current assets	993	9,811
Accounts payable	1,778	(4,427)
Other liabilities	(1,195)	(6,618)
Net cash provided by (used in) operating activities	719	13,437

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,255)	(2,254)
Proceeds from sale of assets	33	2,451
Net cash provided by (used in) investing activities	(3,222)	197

CASH FLOWS FROM FINANCING ACTIVITIES:
Net long-term debt activity	(7,228)	(9,029)
Net line of credit activity	10,815	(3,220)
Proceeds from exercise of stock options	360	81
Net cash provided by (used in) financing activities	3,947	(12,168)

Increase (decrease) in cash and equivalents	1,444	1,466

Cash and equivalents at beginning of period	2,364	1,798
Cash and equivalents at end of period	$3,808	$3,264